Exhibit 99.1 For Immediate Release Contact: Kenneth D. Gibbons (802) 888-6600

Union Bankshares Announces Second Quarter

and Year To Date Earnings and Quarterly Dividend Payment

Morrisville, VT July 15, 2009 – Union Bankshares, Inc. (NASDAQ – UNB) today announced net income for the quarter ended June 30, 2009 was $1.23 million or $0.28 per share compared to $1.19 million or $0.27 per share for the same period in 2008. Net Income year to date was $2.50 million or $0.56 per share for 2009 compared to $2.60 million or $0.58 per share for 2008.

Total Assets have grown $29.3 million, or 7.4%, to $424.9 million at June 30, 2009 from $395.6 at June 30, 2008 while total deposits have grown $27.1 million, or 8.5%, to $347.9 million at June 30, 2009 from $320.8 million at June 30, 2008.

Loan demand from new customers and refinancings are strong with total loans growing to $363.5 million as of June 30, 2009 from $319.4 million, an increase of 13.8%, or $44.1 million, from the same time last year. The drop in the Prime Rate from the beginning of 2008 at 7.25% to 5% by June 30, 2008 and then down to 3.25% during the fourth quarter of 2008, where it remains today, has driven the refinancing boom for both residential and commercial mortgage customers. The impact of the prime rate drop on variable rate loans and new lower fixed rate loans have more than offset the increase in loan income due to volume growth with interest and fees on loans year to date at $10.8 million for 2009 versus $11.3 million for 2008. The majority of the growth in loans has been supported by growth in deposits, which are earning lower interest rates in 2009, of $27.1 million with the rest supported by a reduction in investment securities and short term investments. Therefore, 2009 net interest income increased $138 thousand for the quarter over 2008 and $129 thousand year over year. An increase in the provision for possible loan losses of $30 thousand for 2009 to $170 thousand is mainly due to the growth in the loan portfolio.

Expenses related to FDIC insurance coverage was $465 thousand for 2009 compared to $23 thousand for 2008. The expense for the quarter ended June 30, 2009 was $333 thousand compared to $14 thousand for 2008. The special emergency assessment imposed by the FDIC added $191 thousand to the Company’s expenses in the second quarter of 2009 and the remainder of the increase between years is attributable to deposit growth as well as higher “regular” assessment rates.

Expenses related to FDIC insurance coverage was $465 thousand for 2009 compared to $23 thousand for 2008. The expense for the quarter ended June 30, 2009 was $333 thousand compared to $14 thousand for 2008. The special emergency assessment imposed by the FDIC added $191 thousand to the Company’s expenses in the second quarter of 2009 and the remainder of the increase between years is attributable to deposit growth as well as higher “regular” assessment rates.

A quarterly cash dividend of $.25 per share was declared on July 15, 2009 to shareholders of record July 25, 2009, payable August 6, 2009.

Union Bankshares, Inc., with headquarters in Morrisville, Vermont is the bank holding company parent of Union Bank, which offers deposit, loan, trust and commercial banking services throughout northern Vermont and in northwestern New Hampshire. As of June 30, 2009, the Company operated 14 banking offices and 28 ATM facilities in Vermont as well as a branch and ATM in Littleton, New Hampshire.

Statements made in this press release that are not historical facts are forward-looking statements. Investors are cautioned that all forward-looking statements necessarily involve risks and uncertainties, and many factors could cause actual results and events to differ materially from those contemplated in the forward-looking statements. For further information, please refer to the Company’s reports filed with the Securities and Exchange Commission at www.sec.gov.